Exhibit 99.1

Contact: Yvonne Gill
July 16, 2012	570-724-0247
yvonneg@cnbankpa.com

C&N Announces SECOND QUARTER 2012 UNAUDITED Financial RESULTS

For Immediate Release:

Wellsboro, PA – Citizens & Northern Corporation (C&N) announced its unaudited, consolidated financial results for the three-month and six-month periods ended June 30, 2012.

Net income for the second quarter 2012 was $5,685,000, or $0.46 per basic and diluted share, comparable to net income of $0.46 per share for the first quarter 2012 and down slightly from $0.47 per share for the second quarter 2011. For the first six months of 2012, net income was $11,272,000, or $0.92 per basic and diluted share, comparable to $0.92 per share in the first six months of 2011. Annualized return on average assets was 1.72% for the six months ended June 30, 2012, and annualized return on average equity for the same period was 13.12%.

Some of the more significant fluctuations in the components of earnings are as follows:

  Net interest income in the second quarter 2012 was $146,000 (1.2%) lower than in the first quarter 2012, and $313,000 (2.6%) higher than in the second quarter 2011. For the first six months of 2012, net interest income was $1,305,000 (5.7%) higher than for the first six months of 2011. The interest margin fell slightly to 4.33% in the second quarter 2012 from 4.41% in the first quarter 2012, as yields on earning assets (mainly loans and securities) dropped due in part to falling market interest rates. The higher level of net interest income in the second quarter 2012 and year-to-date June 30, 2012 as compared to the corresponding periods of 2011 reflected significant improvement in the margin, primarily because of a lower cost of funds. Net interest income included the benefit of accretion from the offset of a previous write-down on a security, with a benefit of $859,000 in the first six months of 2012, including $402,000 in the second quarter and $457,000 in the first quarter, as compared to a benefit of $271,000 in the first six months of 2011, with $160,000 in the second quarter 2011 and $111,000 in the first quarter 2011. The security matured in the second quarter 2012, with C&N receiving full repayment of principal.

  The provision for loan losses was $367,000 in the second quarter 2012, as compared to a credit (reduction in expense) of $182,000 in the first quarter 2012 and a provision of $31,000 in the second quarter 2011. For the first six months of 2012, C&N’s provision for loan losses was $185,000 as compared to compared to a credit of $161,000 in the first six months of 2011. In the second quarter 2012, the provision included a net increase in specific allowances for loan losses on larger commercial loans of $177,000, including an increase of $263,000 related to one relationship. In the first quarter 2012, the credit included a reduction in a component of the allowance for loan losses that is determined based on the 3 previous years’ net charge-off experience. The credits for loan losses in the first quarter 2012 and the first six months of 2011 resulted, in part, from a reduction in loans outstanding, as the general component of the allowance for loan losses was reduced in those periods. The credit for the first six months of 2011 also reflected the benefit of lower charge-off amounts than had been anticipated (and for which larger allowances had been established) related to three commercial loan relationships.

  Total noninterest revenue was $4,095,000 in the second quarter 2012, up from $3,759,000 in the first quarter 2012 and $3,673,000 in the second quarter 2011. For the first six months of 2012, total noninterest revenue was $7,854,000 or 26.1% higher than in the first six months of 2011. The increases in noninterest revenue for both the most recent quarter and year-to-date 2012 included significant increases in gains from sales of residential mortgage loans and from brokerage revenues. In April 2012, C&N re-opened the Athens, PA branch, which had been closed due to a flood that occurred in September 2011. In the second quarter 2012, noninterest revenue included a gain related to re-opening the Athens branch of approximately $270,000, as the amount of insurance proceeds received exceeded the historical book value of the assets replaced or reconstructed. Also included in noninterest revenue in the second quarter 2012 were losses totaling $184,000 related to real estate properties acquired in foreclosures. In 2011, noninterest revenue was negatively impacted by an impairment loss in the first quarter of $948,000 related to an investment in a real estate limited partnership. Excluding the 2011 impairment loss, as well as the Athens and foreclosed property transactions, noninterest revenue for the first six months of 2012 was $445,000 (6.2%) higher than in the first six months of 2011.

  Net gains from available-for-sale securities totaled $203,000 in the second quarter 2012, as compared to net losses of $2,000 in the first quarter 2012 and net gains of $163,000 in the second quarter 2011. For the first six months of 2012, net securities gains of $201,000 were considerably lower than gains of $2,002,000 in the first six months of 2011. In the first quarter 2011, C&N realized gains of $1,510,000 from two pooled trust-preferred securities that had been written off in prior periods.

2

  Total noninterest expense was $8,280,000 in the second quarter 2012, down $237,000 from the first quarter 2012 and up $486,000 (6.2%) over the second quarter 2011. For the first six months of 2012, total noninterest expense was $740,000 (4.6%) higher than for the first six months of 2011. The reduction in expenses in the second quarter 2012 as compared to the first quarter includes the effect of lower payroll taxes and other employee benefit expenses that are typically higher in the first quarter than in the remainder of the year. The increase in noninterest expenses in the second quarter 2012 as compared to the second quarter 2011 included a charge of $143,000 related to pre-payment of a $5 million borrowing, which C&N funded by selling securities for a net gain of $166,000 and which management expects will result in a slightly favorable impact to the net interest margin in future periods. The increase in noninterest expense in the second quarter 2012 as compared to the second quarter 2011 also reflects increases in salaries and wages of $117,000 (3.4%) as well as increases in software subscriptions and updates, charitable donations and other expenses. The increase in noninterest expense for the six months ended June 30, 2012 as compared to the first six months of 2011 includes an increase in other operating expense of $622,000. Within other operating expense, the largest increases in the first six months of 2012 included the $143,000 charge for pre-payment of a borrowing described above as well as increases in software subscriptions and updates, legal and professional fees, ATM and debit card processing costs, expenses related to other real estate properties and charitable donations. FDIC assessments were $211,000 lower in the first six months of 2012 than in the first six months of 2011, reflecting the benefit of a change in the FDIC’s method for determining assessments that became effective in the second quarter 2011.

Other Information:

Changes in other unaudited financial information are as follows:

•	Total assets amounted to $1,327,527,000 at June 30, 2012, up from $1,316,764,000 at March 31, 2012 and $1,309,650,000 at June 30, 2011.

•	Net loans outstanding (excluding mortgage loans held for sale) were $696,777,000 at June 30, 2012, up from $690,218,000 at March 31, 2012 and down 1.3% from $705,667,000 at June 30, 2011. Total nonperforming assets as a percentage of assets was 0.72% as compared to 0.70% at March 31, 2012 and 0.75% at June 30, 2011.

•	The outstanding balance of residential mortgages originated by C&N for sale to third parties totaled $74,070,000 at June 30, 2012, up from $39,416,000 one year earlier. Of the total balance of mortgage loans originated for sale, $70,880,000 had been sold as of June 30, 2012. C&N provides servicing on these loans, including the loans that have been sold.

•	Deposits and repo sweep accounts totaled $1,033,698,000 at June 30, 2012 as compared to $1,020,831,000 at March 31, 2012 and $1,015,704,000 at June 30, 2011. Deposit balances increased significantly in late June due to the timing of many government-related direct deposits. Average total deposits and repo sweeps for the first six months of 2012 amounted to $1,010,023,000.

•	Total shareholders’ equity was $176,062,000 at June 30, 2012, up from $171,614,000 at March 31, 2012 and $153,693,000 at June 30, 2011. Tangible common equity as a percentage of tangible assets was 12.46% at June 30, 2012, up from 10.90% a year earlier.

•	Assets under management by C&N’s Trust and Financial Management Group amounted to $669,538,000 at June 30, 2012, up 5.5% from a year earlier.

3

Citizens & Northern Corporation is the parent company of Citizens & Northern Bank, a local, independent community bank providing complete financial, investment and insurance services through 26 full service offices throughout Tioga, Bradford, Sullivan, Lycoming, Potter, Cameron and McKean counties in Pennsylvania and in Canisteo and South Hornell, NY. C&N can be found on the worldwide web at www.cnbankpa.com. The Company’s stock is listed on NASDAQ Capital Market Securities under the symbol CZNC.

Safe Harbor Statement: Except for historical information contained herein, the matters discussed in this release are forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the following: changes in monetary and fiscal policies of the Federal Reserve Board and the U.S. Government, particularly related to changes in interest rates; changes in general economic conditions; legislative or regulatory changes; downturn in demand for loan, deposit and other financial services in the Corporation’s market area; increased competition from other banks and non-bank providers of financial services; technological changes and increased technology-related costs; changes in management’s assessment of realization of securities and other assets; and changes in accounting principles, or the application of generally accepted accounting principles. Citizens & Northern disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

4